Exhibit 99.1

ASTROTECH REPORTS SECOND QUARTER OF FISCAL YEAR 2019 FINANCIAL RESULTS

Austin, Texas – February 12, 2019 – Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the second quarter of fiscal year 2019 ended December 31, 2018.

The second quarter was a pivotal quarter for Astrotech’s 1st Detect subsidiary, which announced on December 12, 2018 that its TRACER 1000 passed the rigorous European Civil Aviation Conference (ECAC) Common Evaluation Process (CEP) tests for airport checkpoint screening of passengers. Subsequent to the quarter-end, on January 7, 2019, the Company announced that the TRACER 1000 also passed the CEP tests for airport cargo screening. Official ECAC Certification is expected in the near-term, at which point, the Company can begin selling the TRACER 1000 to international airports.

“We are excited to have introduced our revolutionary new product, the TRACER 1000, this quarter as the best solution available to overcome the high false alarm problems with the currently used ion mobility spectrometry technology.  Our mass spectrometry technology delivers a valuable near-zero false alarm rate that has the potential to earn airports and airlines hundreds of millions in worldwide savings while making airways safer and moving passengers through the security lanes more efficiently,” stated Thomas B. Pickens III, Chairman and CEO of Astrotech.

Second Quarter Fiscal Year 2019 Financial Highlights

Management continues efforts to optimize our resources while reducing cost and adding financial flexibility.

•	Operating expenses decreased $1.0 million, or 31%, during the second quarter of fiscal 2019, compared to the second quarter of fiscal 2018, due to an ongoing emphasis on cost reduction.
•	Our monthly cash burn for this quarter was reduced to $705 thousand, a 22% reduction from our run rate in fiscal year 2018.
•	On October 9, 2018, Astrotech completed a $3 million private investment from its Chairman and CEO and another long-term investor.
•	Astrotech Corporation had no debt at December 31, 2018.

About Astrotech

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, and environmental markets. Astral Images sells film-to-digital image enhancement, defect removal, color correction, and post processing software, providing economically feasible conversion of film to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the Company’s use of proceeds from the private placement transaction, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K for the fiscal year ended June 30, 2018. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Revenue	$7	$41	$40	$41
Cost of revenue	—	24	11	24
Gross profit	7	17	29	17
Operating expenses:
Selling, general and administrative	1,286	1,602	2,430	3,034
Research and development	897	1,582	2,000	3,226
Total operating expenses	2,183	3,184	4,430	6,260
Loss from operations	(2,176)	(3,167)	(4,401)	(6,243)
Interest and other income, net	16	30	3	100
Loss before income taxes	(2,160)	(3,137)	(4,398)	(6,143)
Income tax benefit	—	—	—	—
Net loss	$(2,160)	$(3,137)	$(4,398)	$(6,143)
Weighted average common shares outstanding:
Basic and diluted	4,678	4,060	4,374	4,059
Basic and diluted net loss per common share:
Net loss	$(0.46)	$(0.77)	$(1.01)	$(1.51)
Other comprehensive loss, net of tax:
Net loss	$(2,160)	$(3,137)	$(4,398)	$(6,143)
Available-for-sale securities:
Net unrealized gain	—	(36)	—	(35)
Reclassification adjustment for realized loss	—	33	31	34
Total comprehensive loss	$(2,160)	$(3,140)	$(4,367)	$(6,144)

ASTROTECH CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	December 31, 2018	June 30, 2018
Assets
Current assets
Cash and cash equivalents	$2,846	$552
Short-term investments	—	3,551
Accounts receivable, net of allowance	8	12
Prepaid expenses and other current assets	236	161
Total current assets	3,090	4,276
Property and equipment, net	595	733
Long-term investments	—	50
Other assets, net	81	81
Total assets	$3,766	$5,140
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$219	$112
Payroll-related accruals	392	412
Accrued liabilities and other	336	434
Income tax payable	2	2
Total current liabilities	949	960
Other liabilities	167	188
Total liabilities	1,116	1,148
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, convertible, 2,500,000 shares authorized; no shares issued and outstanding at December 31, 2018 and June 30, 2018, respectively	—	—
Common stock, $0.001 par value, 15,000,000 shares authorized; 5,970,885 and 4,496,873 shares issued at December 31, 2018 and June 30, 2018, respectively; 5,570,969 and 4,097,346 shares outstanding at December 31, 2018 and June 30, 2018, respectively	190,584	190,570
Treasury stock, 399,916 and 399,527 shares at cost at December 31, 2018 and June 30, 2018, respectively	(4,129)	(4,128)
Additional paid-in capital	4,757	1,745
Accumulated deficit	(188,562)	(184,164)
Accumulated other comprehensive loss	—	(31)
Total stockholders’ equity	2,650	3,992
Total liabilities and stockholders’ equity	$3,766	$5,140